                                                                  Exhibit (a)(1)

                          VENEZUELAN OFFER TO PURCHASE

                                  Tender Offer
                            (the "Venezuelan Offer")
                 for all outstanding Shares of common stock of
                                  Mavesa, S.A.
                         ("Mavesa" or "Target Company")
                                       at
                           US$0.1416887470 per share
                                       by
                            Primor Inversiones, C.A.
                   ("Primor Inversiones" or the "Purchaser")
                          a wholly owned subsidiary of
                             Primor Alimentos, C.A.
                       ("Primor" or the "Parent Company")

 Mavesa shareholders will have until 5:00 p.m., Caracas time (4:00 p.m., New
  York City time), on March 27, 2001 (the "Expiration Date") to accept the
                              Venezuelan Offer.


   The purchase of shares of Mavesa common stock ("Shares") pursuant to the Venezuelan Offer will be made through the Caracas Stock Exchange. Consequently, the Mavesa share price payable under the Venezuelan Offer will be subject to the one percent (1%) income tax provided for in section 77 of the Venezuelan Income Tax Law. The amount of the tax will be withheld by the Caracas Stock Exchange.

   Payment for the Shares under the Venezuelan Offer will be made in United States Dollars (US$), or, at the option of the Mavesa shareholders who tender into the Venezuelan Offer, in Bolivares, as described herein. The offer price of US$0.1416887470 per share is equivalent to approximately Bs.99.57, assuming an exchange rate of Bs.702.75 per US$ (this calculation is made with the sole purpose of complying with the provisions of section 95 of the Venezuela Central Bank Law).

   Simultaneously with the Venezuelan Offer, Purchaser will make a United States Offer (the "U.S. Offer" and, together with the Venezuelan Offer, the "Offers") to purchase all outstanding American Depositary Shares ("ADSs") at US$8.5013248220 per ADS (the same offer price under the Venezuelan Offer taking into account the number of Shares represented by each ADS) in accordance with the securities laws and regulations in force in the United States. Each ADS represents sixty (60) Shares. The offer price of US$8.5013248220 per ADS is equivalent to approximately Bs.5,974.31, assuming an exchange rate of Bs.702.75 per US$ (this calculation is made with the sole purpose of complying with the provisions of section 95 of the Venezuela Central Bank Law).

   The purpose of the Venezuelan Offer is to purchase a number of outstanding Shares (free of liens, security assignments, privileges and other encumbrances or interests that may adversely affect the full use, enjoyment and disposition thereof) which, together with the (i) Shares represented by ADSs acquired pursuant to the U.S. Offer and (ii) Shares and ADSs owned by Purchaser, represent at least sixty-five percent (65%) of the outstanding share capital of Mavesa. However, if valid tenders are received from Mavesa shareholders that allow Purchaser to acquire, as indicated above, a number of Shares and ADSs in excess of the referenced percentage, then Purchaser hereby declares its firm commitment to purchase all the outstanding Shares that are tendered to Purchaser during the term of the Venezuelan Offer until the Expiration Date. Consequently, there will be no proration.

   Mavesa's outstanding share capital consists of 3,597,099,839 Shares with a par value of 10 Bolivares (Bs.10) each. Such outstanding Shares do not include the ones owned by Mavesa or its subsidiaries.

   AT A MEETING HELD ON JANUARY 19, 2001, THE BOARD OF DIRECTORS OF MAVESA
(I) DETERMINED THAT THE TERMS OF THE VENEZUELAN OFFER ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES AND (II) RECOMMENDED THAT ALL HOLDERS OF SHARES ACCEPT THE VENEZUELAN OFFER AND TENDER THEIR SHARES PURSUANT TO THE VENEZUELAN OFFER.

   THIS DOCUMENT (INCLUDING ITS ANNEXES) CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BY YOU IN FULL BEFORE ANY DECISION IS MADE IN CONNECTION WITH THE VENEZUELAN OFFER.

   COMISION NACIONAL DE VALORES DE VENEZUELA CERTIFICATION:

   "THIS IS A TENDER OFFER STATEMENT RELATING TO A TENDER OFFER FOR THE CONTROL OF MAVESA. THE COMISION NACIONAL DE VALORES DE VENEZUELA CERTIFIES THAT THE PROVISIONS OF THE CAPITAL MARKETS LAW AND THE PUBLIC TENDER OFFER RULES ON THE ACQUISITION, THE EXCHANGE AND TAKEOVER OF COMPANIES THAT MAKE PUBLIC OFFERINGS OF SHARES AND OTHER RIGHTS THEREON HAVE BEEN COMPLIED WITH. THE COMISION NACIONAL DE VALORES DE VENEZUELA DOES NOT CERTIFY THE QUALITY OF THE BUSINESS TRANSACTION HEREIN PROPOSED. DISCLOSURE AUTHORIZED BY THE COMISION NACIONAL DE VALORES DE VENEZUELA."

   The dissemination of this document was authorized by Comision Nacional de Valores de Venezuela Resolutions 21-2001 and P-020-2001, dated February 8, 2001 and February 14, 2001

                     The Agent for the Venezuelan Offer is:

                       Provincial Casa de Bolsa C.A. BBVA

               The Financial Advisor for the Venezuelan Offer is:

                 JPMorgan, a division of Chase Securities Inc.

                                     INDEX

 1.  STATEMENT SUMMARY
 2.  GENERAL AND FINANCIAL INFORMATION ON THE PURCHASER
 3.  INFORMATION ON THE PURPOSE OF THE OFFER
 4.  INFORMATION ON THE SHAREHOLDING POSITION OF THE PURCHASER
 5.  INFORMATION ON THE RELATIONS BETWEEN THE PURCHASER AND THE TARGET COMPANY,
     ITS SHAREHOLDERS AND OFFICERS
 6.  SPECIFIC OFFER CONDITIONS
 7.  THE OFFER AND CONTENTS OF CERTAIN SPECIAL LAWS

 ANNEX A:   AUDITED FINANCIAL STATEMENTS OF PRIMOR INVERSIONES, C.A. AND OF
            PRIMOR ALIMENTOS, C.A. AND THE AFFILIATES THEREOF (FORMERLY
            ALPROVENCA, ALIMENTOS Y PRODUCTOS VENEZOLANOS, C.A., FORMERLY
            PROALCA PRODUCTOS ALIMENTICIOS, C.A.)
 ANNEX B:   SPECIAL REPORT ON THE PURCHASER'S OBJECTIVES
 ANNEX C-1: JOINT GUARANTEE BOND POSTED BY PRIMOR ALIMENTOS C.A. (FORMERLY
            ALPROVENCA, ALIMENTOS Y PRODUCTOS VENEZOLANOS, C.A., FORMERLY
            PROALCA PRODUCTOS ALIMENTICIOS, C.A.)
 ANNEX C-2: JOINT GUARANTEE BOND POSTED BY CERVECERIA POLAR, C.A.
 ANNEX D:   SHARE LETTER OF TRANSMITTAL
 ANNEX E:   DOCUMENTS TO BE ATTACHED TO THE ELECTION TO PURCHASE SHARES FORM
 ANNEX F:   PROCEDURE ADOPTED BY MAVESA FOR THE EXERCISE OF THE RIGHTS OF FIRST
            REFUSAL WITH RESPECT TO THE TENDER OFFER INITIATED BY PRIMOR
            INVERSIONES C.A.
 ANNEX G:   ELECTION TO PURCHASE SHARES FORM
 ANNEX H:   REPRESENTATIONS AND WARRANTIES

1. Statement Summary

                  Summary of the Venezuelan Offer to Purchase

                                  Tender Offer
                            (the "Venezuelan Offer")
                       for all Shares of common stock of
                                  Mavesa, S.A.
                       ("Mavesa" or the "Target Company")
                                       at
                           US$0.1416887470 per share
                                       by
                            Primor Inversiones, C.A.
                   ("Primor Inversiones" or the "Purchaser")
                          a wholly owned subsidiary of
                             Primor Alimentos, C.A.
                       ("Primor" or the "Parent Company")

The Purchaser

   Primor Inversiones, C.A. is a corporation (sociedad anonima) incorporated and domiciled in the City of Caracas and registered at the Fifth Commercial Registry of the Judicial Circumscription of the Capital District and State of Miranda on January 9, 2001 under No. 81, Volume 479 A-Fifth.

   The Purchaser is a wholly owned subsidiary of Primor Alimentos, C.A. (formerly ALPROVENCA, Alimentos y Productos Venezolanos, C.A. and formerly PROALCA PRODUCTOS ALIMENTICIOS, C.A.), a corporation incorporated and domiciled in the City of Caracas and registered at the Fifth Commercial Registry of the Judicial Circumscription of the Capital District and State of Miranda on September 23, 1998 under No. 42, Volume 251 A-Fifth.

   Primor and its subsidiaries are a group of leading companies in the Venezuelan food market. Their track record spans 47 years and their main purposes are the production, distribution and sale of pre-cooked cornmeal, rice, flour, food pastes, ice-cream, corn oil, animal feeds, beer chips and salty snacks. Based on the financial statements of Primor Alimentos audited by Espineira, Sheldon & Asociados, member firm of PriceWaterhouseCoopers as of September 30, 2000, the assets of Primor and its subsidiaries amounted to Bs.227,539 million while its shareholders' equity amounted to Bs.117,785 million. Sales for the October 1, 1999-September 30, 2000 period amounted to Bs.415,585 million. Primor and its subsidiaries comprise the Food Strategic Business Unit of Empresas Polar, which started doing business upon formation of Refinadora de Maiz Venezolana, C.A. (REMAVENCA) in 1954.

The Target Company

   Mavesa, S.A., is a corporation incorporated and domiciled in the City of Caracas, originally registered at the Commercial Registry maintained by the District Court of Commercial Matters of the Capital District on May 19, 1949 under No. 552, Volume 2-B. The latest amendment to the bylaws of Mavesa S.A. was filed with the First Commercial Registry of the Judicial Circumscription of the Capital District and State of Miranda on August 28, 2000, under No. 39, Volume 148 A-Pro.

The U.S. Offer

   Simultaneously with the Venezuelan Offer, Purchaser will make a United States Offer (the "U.S. Offer" and, together with the Venezuelan Offer, the "Offers") to purchase all outstanding American Depositary Shares ("ADSs") at US$8.5013248220 per ADS (the same offer price under the Venezuelan Offer taking into account the number of Shares represented by each ADS) in accordance with the securities laws and regulations of the United States. Each ADS represents sixty (60) Shares.

Purpose of the Venezuelan Offer

   The Venezuelan Offer is a Tender Offer (TO) governed by the "Public Tender Offer Rules on the Acquisition, Exchange and Takeover of Companies That Make Public Offerings of Shares and Other Interests Thereon" adopted by the Comision Nacional de Valores de Venezuela (the "CNV") and published on September 19, 2000 in the Republic of Venezuela Official Gazette (No. 37.039) (the "Regulations").

Potential Offerees in Venezuela

   The Venezuelan Offer is open to all holders of Shares.

The Commencement Date

   The Venezuelan Offer will commence on February 21, 2001 (the "Commencement Date of the Venezuelan Offer").

The Expiration Date

   Mavesa shareholders will have until 5:00 p.m., Caracas time (4:00 p.m., New York City time), March 27, 2001 (the "Expiration Date") to accept the Venezuelan Offer. The Expiration Date may be extended, provided prior authorization for such extension is given to Purchaser by the Comision Nacional de Valores de Venezuela.

The Settlement Date

   The settlement date will be the date on which the Share Receiving Agent purchases the Shares tendered pursuant to the Venezuelan Offer at a special session of the Caracas Stock Exchange (the "Settlement Date").

Shares Subject to the Venezuelan Offer

   The purpose of the Venezuelan Offer is to purchase a number of outstanding Shares (free of liens, security assignments, privileges and other encumbrances or interests that may adversely affect the full use, enjoyment and disposition thereof) which, together with the Shares represented by ADSs acquired pursuant to the U.S. Offer and with Shares and ADSs owned by Purchaser, represent at least sixty-five percent (65%) of the outstanding share capital of Mavesa. However, if valid tenders are received from Mavesa shareholders that allow Purchaser to acquire, as indicated above, a number of Shares and ADSs of Mavesa in excess of the referenced percentage, then Purchaser hereby declares its firm commitment to purchase all the outstanding Shares that are tendered to Purchaser during the term of the Venezuelan Offer and until the Expiration Date. Consequently, there will be no proration.

   Mavesa's outstanding share capital consists of 3,597,099,839 Shares with a par value of 10 Bolivares (Bs.10) each.

   Shares deemed as treasury Shares or reciprocal interests under the terms of the Capital Markets Law and the rules passed by the Comision Nacional de Valores de Venezuela shall not be accepted in the Offers.

Venezuelan Offer Price

   The price for each outstanding Share will be US$0.1416887470. The price will be paid in U.S. dollars or, at the option of the Mavesa shareholders who tender into the Venezuelan Offer, in Bolivares, as described below. The offer price of US$0.1416887470 per share is equivalent to approximately Bs.99.57, assuming an exchange rate of Bs.702.75 per US$ (this calculation is made with the sole purpose of complying with the provisions of section 95 of the Venezuela Central Bank Law).

   The purchase of Shares will be made in accordance with the provisions of the Venezuelan Offer through the Caracas Stock Exchange. Consequently, the Mavesa share price payable under the Venezuelan Offer will be subject to the one percent (1%) proportional income tax rate provided in section 77 of the Venezuelan Income Tax Law. The tax amount will be withheld by the Caracas Stock Exchange.

Payment of the Price

   The Share Receiving Agent will, for the account of Purchaser, pay the price to each Mavesa shareholder who has duly tendered into the Venezuelan Offer, no later than five (5) trading days after the Settlement Date of the Venezuelan Offer. Payment shall be made in accordance with the procedures set forth in the regulations passed by the Comision Nacional de Valores de Venezuela and the Caracas Stock Exchange. Payment shall be made in checks which shall be made available to the shareholders from the fifth (5th) Venezuelan stock exchange trading day following the Settlement Date. Payment shall be deemed effectively made when the checks are made available to shareholders.

   The amounts payable to the shareholders under the Venezuelan Offer with respect to the Shares accepted by them shall be rounded up to the nearest U.S. dollar or Bolivar cent.

   Mavesa shareholders shall be entitled to demand payment in the currency that they deem suitable, in U.S. dollars or in Bolivares. If payment is demanded in Bolivares, such payment shall be made at the purchase reference exchange rate for transactions performed at the exchange market, with an effective date on the payment date, as determined by the Venezuelan Central Bank and published at approximately 1:30 PM two business banking days prior to the payment date, on Reuters, on page BCV28.

Proration

   There will be no proration.

Material Elements of the Venezuelan Offer

   The following are material elements of the Venezuelan Offer:

  (i) that as of the Settlement Date, Mavesa shall not have failed to fulfill its obligations contemplated in the Mavesa Agreement dated January 21, 2001 (the "Mavesa Agreement") and the group of shareholders and ADS holders of Mavesa who own 38.49% of the outstanding capital of Mavesa (the "Shareholders Group") shall have not failed to fulfill their obligations contemplated in the agreement between Primor Alimentos, Primor Inversiones and the Shareholders dated January 21, 2000 (the "Shareholders Agreement");

  (ii) that as of the Settlement Date, the number of outstanding Shares is 3,597,099,839;

  (iii) that as of the Settlement Date, the Mavesa Shareholders Meeting shall not have declared dividends other than those required by article 115 of the Venezuelan Capital Markets Law, and the usual manner of quarterly payment of dividends has not been modified;

  (iv) that as of the Settlement Date, the Board of Directors of Mavesa shall have maintained its recommendation with respect to the Offers without modification; and

  (v) that as of the Settlement Date, the Mavesa Agreement and the Shareholders Agreement remain in full force and effect.

   Purchaser reserves the right to determine that any of the above elements is no longer material.

Guarantee Bonds for the Selling Shareholders

   Primor and Cerveceria Polar C.A. will post joint guarantee bonds for all the Mavesa shareholders and ADS holders who duly tender into the Venezuelan Offer and into the U.S. Offer. The bonds provide a guarantee for up to five hundred, nine million, six hundred sixty-eight thousand, five hundred sixty-nine U.S. dollars (US$509,668,569) for the payment of the Shares and ADS tendered into the Offers in accordance with the terms and conditions of the Offers. On the basis of the financial statements of Primor, as audited by Espineira, Sheldon & Asociados (member firm of PriceWaterhouseCoopers) and the financial statements of Cerveceria Polar, C.A., as audited by Cachafeiro, Piernavieja Porta & Asociados (member firm of Arthur Andersen), the shareholders' equity of Primor as of September 30, 2000 was Bs.117,785 million (equivalent to $232 million as of September 30, 2000 based on the conversion methodology set forth in the notes to the financial statements) and the shareholders' equity of Cerveceria Polar, C.A. as of September 30, 2000 was Bs.624,448 million (equivalent to US$1,346 million as of September 30, 2000 based on the conversion methodology set forth in the notes to the financial statements).

   For the purposes of section 95 of the Venezuelan Central Bank Law, five hundred nine million; six hundred sixty-eight thousand, five hundred sixty-nine U.S. Dollars (US$509,668,569) are equivalent to Bs.358,169,586,864.75, at an exchange rate of Bs.702.75 per US$.

The Share Receiving Agent

   Provincial Casa de Bolsa, C.A., a company (sociedad mercantil) domiciled in Caracas and duly authorized by the Comision Nacional de Valores de Venezuela to do business as a securities brokerage firm.

The Financial Advisor for the Venezuelan Offer

   JPMorgan, a division of Chase Securities Inc.

The Legal Advisor for the Venezuelan Offer

   D'Empaire Reyna Bermudez & Asociados.

Acceptance of the Venezuelan Offer

   On or before the Expiration Date, Mavesa shareholders must undertake the following actions in order to tender into the Venezuelan Offer:

  (i) Fill out and sign the Share Letter of Transmittal.

  (ii) File the Share Letter of Transmittal and any other required documents with the offices appointed by the Share Receiving Agent.

  (iii) If the shareholder has share certificates for the offered Shares, the shareholder must deliver such certificates together with the Share Letter of Transmittal.

The Shares tendered shall be deposited or transferred to a sub-account held by the selling shareholder in an account with Provincial Casa de Bolsa, C.A., the Share Receiving Agent, specially opened for the Venezuelan Offer with Caja Venezolana de Valores, S.A. (Venezuelan Securities Depository).

Right of First Refusal

Section 6 of Mavesa's Estatutos (bylaws) provide that in the event of a tender or exchange offer for Shares, each holder of Shares has the right (the "Right of First Refusal") to acquire an amount of Shares tendered into such tender or exchange offer equal to such holder's proportional holdings of the outstanding Shares, upon the same price, terms and conditions as are provided for under the tender or exchange offer.

  Consequently, Mavesa shareholders may decide to: (i) sell their Shares to Primor at US$0.1416887470 per Share, under the terms and conditions of the Venezuelan Offer, through a tender into the Venezuelan Offer, or (ii) exercise the Right of First Refusal, to purchase proportionally to their shareholdings, the Shares that have been subject to valid tenders at the Venezuelan Offer by other shareholders, at the same price (namely, US$ 0.1416887470 per Share), and subject to the other terms and conditions as are set forth in the Venezuelan Offer to Purchase. At a meeting held on January 19, 2001, Mavesa's Board of Directors recommended to all the shareholders and ADS holders that the Offers be accepted.

   Any Mavesa shareholder wishing to exercise the Right of First Refusal to purchase Shares shall, no later than 12:00 noon on the Expiration Date of the Venezuelan Offer, follow the procedure and comply with the terms and conditions established by Mavesa.

   Any shareholder who accepts the Venezuelan Offer will agree in the appropriate form a statement waiving the Right of First Refusal.

   If the shareholders exercising their Right of First Refusal fail to purchase the Shares for any reason whatsoever, Purchaser shall acquire the Shares under the terms and conditions of the Venezuelan Offer.

   The shareholders who exercised the Right of First Refusal shall not be entitled to accept the Venezuelan Offer for the portion of the Shares used to exercise such right, unless they revoke such Right of First Refusal before the Expiration Date.

Withdrawal of Tendered Shares by Mavesa Shareholders

   Primor waives its right provided in Article 18 of the Regulations for the benefit of all Mavesa shareholders. Article 18 of the Regulations prohibits the withdrawal of securities tendered pursuant to a tender offer except in the case of a competitive offer or bid.

   As a result of such waiver by Purchaser, Shares tendered pursuant to the Venezuelan Offer may be withdrawn by the tendering shareholder on or before the Expiration Date, even in the absence of a competitive offer or bid, provided that the notice of withdrawal duly notarized or delivered at the offices of the Share Receiving Agent is received by such Agent at the offices appointed by it, on or before the Expiration Date.

   Acceptance of the Venezuelan Offer shall become irrevocable as of the Expiration Date, except in the event that the Venezuelan Offer is extended in accordance with the terms thereof.

Withdrawal of the Venezuelan Offer by Purchaser; Reservation by Purchaser of the Right to Deem the Venezuelan Offer Failed

   The Venezuelan Offer may be withdrawn by Purchaser pursuant to the Regulations, if Mavesa takes any measure or action intended to hinder the Offers, or upon confirmation by the CNV, in the event of the occurrence of any of the following:

  (i) any material fact adversely affecting Mavesa or any subsidiaries thereof or which may result in a substantial reduction of the value of the Shares (including inaccurate or false representations and warranties set forth in Annex H hereof), not attributable to Primor or Purchaser, and not disclosed before the date of the Shareholders Agreement, becomes known by Primor or Purchaser after such date;

  (ii) any material fact adversely affecting Mavesa or any subsidiaries thereof or which may result in a substantial reduction of the value of the Shares, not attributable to Primor or Purchaser, takes place after the date of the Shareholders Agreement and before the Settlement Date;

  (iii) if ADSs validly tendered into the U.S. Offer fail to be purchased because of circumstances that, according to the terms and conditions of the U.S. Offer, grant Purchaser the right to revoke the U.S.

     Offer, Purchaser may withdraw the Venezuelan Offer according to this subsection (iii) if and only if the Minimum Condition cannot be met pursuant to the Venezuelan Offer;

  (iv) on or before the Settlement Date any rule forbidding performance of the Offers under the agreed terms, or limiting the exercise of the rights conferred by the Shares or ADSs comes into effect, or a judgement permanently hindering, forbidding or restraining performance of the Offers under the agreed terms or limiting the exercise of the rights conferred by the Shares or ADS is passed; or

  (v) on or before the Settlement Date a situation generally affecting the credit granting capacity of banks or other financial institutions in Venezuela or in the United States, or generally affecting the listing of securities on the Caracas Stock Exchange or the New York Stock Exchange, takes place in Venezuela or in the Unites States, or an exchange control system or an exchange rate differential system is implemented in Venezuela or in the United States.

   If (i) the Share Receiving Agent fails to receive valid shareholder tenders that allow Purchaser to purchase a number of Shares (free and clear of any liens, security assignments, privileges an other encumbrances or interests that may adversely affect the full use, enjoyment and disposition of such Shares) that, together with (a) the Shares represented by ADSs acquired pursuant the U.S. Offer, and (b) Shares and ADSs owned by Purchaser, constitute no less than sixty-five per cent (65%) of the outstanding Shares of Mavesa, or (ii) the material elements of the Venezuelan Offer are altered due to reasons not attributable to Purchaser, or (iii) an event takes place thereby giving Purchaser the right to revoke the Venezuelan Offer, then Purchaser reserves the right to:

  (i) extend the initial term of the Venezuelan Offer, subject to prior authorization from the CNV;

  (ii) deem the Venezuelan Offer failed and withdraw the Venezuelan Offer; or

  (iii) not to deem the Venezuelan Offer failed, provided that the valid acceptances represent at least a number of Shares which, together with the Shares (including Shares represented by ADSs) purchased according to the U.S. Offer, represent at least 48.75% of the outstanding Shares (including Shares represented by ADSs).

   For assistance in connection with the Venezuelan Offer and additional copies of the Venezuelan Offer to Purchase, contact the Share Receiving Agent at the address and phone numbers below.

   AT A MEETING HELD ON JANUARY 19, 2001, THE BOARD OF DIRECTORS OF MAVESA
(I) DETERMINED THAT THE TERMS OF THE VENEZUELAN OFFER ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES AND (II) RECOMMENDED THAT ALL HOLDERS OF SHARES ACCEPT THE VENEZUELAN OFFER AND TENDER THEIR SHARES PURSUANT TO THE VENEZUELAN OFFER.

   THIS TENDER OFFER STATEMENT (INCLUDING ITS ANNEXES) CONTAINS IMPORTANT INFORMATION THAT MUST BE READ IN FULL BEFORE ANY DECISION IS MADE IN CONNECTION WITH THE VENEZUELAN OFFER.

   COMISION NACIONAL DE VALORES DE VENEZUELA CERTIFICATION:

   "THIS IS A SUMMARY STATEMENT RELATING TO A TENDER OFFER . THE COMISION NACIONAL DE VALORES DE VENEZUELA CERTIFIES THAT THE PROVISIONS OF THE CAPITAL MARKETS LAW AND THE PUBLIC TENDER OFFER RULES ON THE ACQUISITION, THE EXCHANGE AND TAKEOVER OF COMPANIES THAT MAKE PUBLIC OFFERINGS OF SHARES AND OTHER RIGHTS THEREON HAVE BEEN COMPLIED WITH. THE COMISION NACIONAL DE VALORES DE VENEZUELA DOES NOT CERTIFY THE QUALITY OF THE BUSINESS TRANSACTION HEREIN PROPOSED. DISCLOSURE AUTHORIZED BY THE COMISION NACIONAL DE VALORES DE VENEZUELA."

   The dissemination of this Summary was authorized by Comision Nacional de Valores de Venezuela Comunication No. CNV-P-022-01-2001. Date: February 20, 2001

                         The Share Receiving Agent is:

                         Provincial Casa de Bolsa, C.A.
                       Avenida Este 0 con Avenida Vollmer
                     Centro Financiero Provincial, Piso 14
                                 San Bernardino
                            Caracas 1010, Venezuela
                        Mail: casa bolsa@provincial.com
                              Telephone: 504-5911
                                 Fax: 504-5378

               The Financial Advisor for the Venezuelan Offer is:

               JPMorgan, a division of the Chase Securities Inc.

February 21, 2001.

2.General and Financial Information on the Purchaser

a. Identification of the Person or of the Related or Associated Persons Making the Offer (collectively, the Purchaser) and of the Collateral Offerors

  (i) The Purchaser

    The person making the Venezuelan Offer is Primor Inversiones, C.A., a corporation incorporated and domiciled in Caracas and registered on January 9, 2001 at the Fifth Commercial Registry of the Judicial Circumscription of the Capital District and State of Miranda under No. 81, Volume 497 A-Fifth. ("Primor Inversiones" or the "Purchaser").

    None of the Persons Related to the Purchaser intends to acquire Shares or ADSs under the Offers. There are no Associated Persons in connection with the Venezuelan or the U.S. Offer (within the meaning of the Venezuelan tender offer rules).

  (ii) Collateral Offerors

    Primor Alimentos, C.A.

    Primor Alimentos, C.A. (formerly ALPROVENCA, Alimentos y Productos Venezolanos, C.A., formerly PROALCA PRODUCTOS ALIMENTICIOS, C.A.), a corporation incorporated and domiciled in Caracas and registered on September 23, 1998 at the Fifth Commercial Registry of the Judicial Circumscription of the Capital District and State of Miranda under No. 42, Volume 251 A- Fifth. ("Primor" or the "Parent Company"). Primor Inversiones is wholly owned by Primor Alimentos.

    Primor has no intention of acquiring Shares or ADSs under the Offers.

    JPMorgan, a division of the Chase Securities Inc.

    JPMorgan, a division of Chase Securities Inc., is a financial institution incorporated under the laws of the State of Delaware, United States of America ("JPMorgan"). JPMorgan is the financial advisor of Primor and of Purchaser in connection with the Offers. JPMorgan has no intention of purchasing Shares or ADSs pursuant to the Offers.

    Citibank

    Citibank, N.A., a financial institution incorporated under the laws of the State of Delaware, United States of America, Citibank N.A. is the coordinator of the financing of the Offers. Citibank N.A. has no intention of purchasing Shares or ADSs pursuant to the Offers.

    Salomon Smith Barney

    Salomon Smith Barney, is a financial institution incorporated under the laws of the State of New York, United States of America. Salomon Smith Barney is a coordinator of the financing of the Offers. Salomon Smith Barney has no intention of purchasing Shares or ADSs pursuant to the Offers.

    Corporacion Andina de Fomento (CAF)

    Corporacion Andina de Fomento ("CAF"), a multilateral institution organized pursuant to an Incorporation Agreement executed in Santafe de Bogota, Colombia, on February 7, 1968. CAF is a coordinator of the financing of the Offers. Corporacion Andina de Fomento (CAF) has no intention of purchasing Shares or ADSs pursuant to the Offers.

b. Corporate Nationality

  Purchaser is a Venezuelan corporation domiciled in the City of Caracas.

c. Company Type (pursuant to Decision No. 291 of the Cartagena Agreement)

  Purchaser is an "empresa mixta" under Decision 291.

d. Corporate Purpose and Business

  The purpose of Purchaser is to invest in, subscribe for and own shares in other business, industrial and service companies and enterprises, especially those engaged in the production, manufacturing and distribution of food, and, in general, to engage in any other lawful act or activity. Purchaser was formed by Primor for the purpose of acquiring Shares and ADSs under the Offers. To date, Purchaser has only been engaged in Offer-related activities.

e. Company Experience in the Activities of the Target Company

  Purchaser is a subsidiary of Primor. Primor, together with its subsidiaries, is a leading company in the food sector in Venezuela with 47 years of experience. Primor and its subsidiaries are principally dedicated to the production, distribution, sale and warehousing of precooked cornflour, rice, enriched pastas, wheat flour, ice creams, corn oil, balanced foods for animals, items for the beer industry and salty snacks.

  The main brands used to market the company products are Harina P.A.N., Harina Promasa, Harina Mazorca, Ricarepa, Del Grano, Primor, Corina, Gran Senora, Sensacional, Nobel, EFE and Mazeite.

  Collectively, Primor and its subsidiaries own 13 manufacturing plants in
  Venezuela: five corn-processing plants, two rice-processing plants, a wheat-processing plant, which includes food paste, three animal feed manufacturing plants, an ice-cream factory, a package and flexible container manufacturing plant, a silo facility, and a plant in Colombia. The company annual installed capacity is 1.6 million metric tons. Primor and its subsidiaries have over 38,000 clients in Venezuela and 3,260 clients in Colombia, plus a wide distribution and marketing network with over 70 distribution centers in Venezuela that allow the group to accurately identify market needs and requirements and to focus on meeting the needs of its clients and consumers.

f. Description and Features of the Group of Companies to Which the Purchaser Belongs

  Purchaser is a member of the group of companies formed by Primor and its subsidiaries. Based on the financial statements of Purchaser audited by Espineira, Sheldon & Asociados (member firm of

  PriceWaterhouseCoopers), as of September 30, 2000 the assets of Primor and its subsidiaries amounted to Bs.227,539 million, while their shareholders' equity amounted to Bs.117,785 million. Sales for the October 1, 1999-- September 30, 2000 period amounted to Bs.415,585 million.

  Primor's subsidiaries include:

  . Refinadora de Maiz Venezolana C.A. (Remavenca), which manufactures and markets all types of corn and grain products for industrial purposes and human/animal consumption.

  . C.A. Promesa which purchases, markets and distributes domestic and foreign food products of all kinds.

  . Corporacion Agroindustrial Corina, C.A. (Corina), which purchases, processes, markets and distributes rice and other grains.

  . Molinos Sagra, C.A. (MOSACA), which imports, purchases, sells, manufactures, stores, distributes, packages and markets flours, meals, grains and wheat grits. It also manufactures food pastes.

  . Procesadora Venezolana de Cereales, S.A. (Provencesa), which is engaged in grain and agricultural product export and service activities.

  . Alimentos Procria, C.A. which purchases, sells, distributes, imports, exports, markets and deals in domestic and foreign food products of all kinds for animal consumption.

  . Productos Efe, C.A. and its subsidiaries which purchase, manufacture, import, sell and distribute ice cream, ice-cream cakes and other frozen and cooled products.

  . Agroindustrias Integrales, C.A. (Agrointeca), which is engaged in a large number of activities, especially those related to agriculture and cattle breeding.

  . Rotograbados Venezolanos, S.A. (ROTOVEN), which is engaged in typography, lithography, printing and engraving on paper, cardboard, wood, glass, metal and other materials.

  . Promasa Colombia, S.A. which provides a wide range of services in connection with grains and agricultural products and also manufactures corn and other grain byproducts.

  . Promesa de Colombia C.A. (Colpromesa), purchases, sells, distributes, imports and exports food products.

   Primor Alimentos and its subsidiaries comprise the Food Strategic Business Unit of Empresas Polar. The core business of this Venezuelan conglomerate is focused on the food and beverages sector (beer, malt, soft drinks and mineral water). It is also involved in the packaging and snack food business through a joint venture with Frito Lay, and owns portfolio investments, as a minority shareholder, in the banking, oil, petrochemical and distribution industries. The conglomerate has more than 15,000 employees, and indirectly provides employment to approximately 100,000 people. During the business year ended September 30, 2000, the investments of Empresas Polar in Venezuela amounted to Bs.101,822 million. During such business year, product sales amounted to Bs.1,359,409 million. The guiding values of the companies that comprise the Empresas Polar conglomerate are market and result-oriented policies, continuous improvement, business agility and flexibility, support of teamwork and innovation, achievement and excellence recognition, equal employment opportunities, integrity, civility, and mutually beneficial relations among all concerned.

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

g.  Identification and Curricula Vitae of the Purchaser's Directors

   The members of the Board of Directors of Primor Inversiones are the following:

   Main Directors:

  .  Gustavo Gimenez Pocaterra

  .  Leonor Gimenez de Mendoza

  .  Alfredo Guinand Baldo

  .  Lorenzo Mendoza Gimenez

  .  Gerhard Wittl

  .  Juan Lorenzo Mendoza Pacheco

  .  Leopoldo Marquez Anez

  .  Juan Simon Mendoza Gimenez

  .  Hernan Anzola Gimenez

  .  Alejandro Mendoza Pacheco

   Alternate Directors:

  .  Pablo Baraybar C.

  .  Rafael Sucre M.

  .  Guillermo Bolinaga H.

   The curricula vitae of the members of the Board of Directors of Primor Inversiones are summarized as follows:

   Gustavo Gimenez Pocaterra. Director and Chairman of the Boards of Directors of Primor Inversiones and Primor Alimentos. In 1960, he joined Polar Enterprises, where he developed a lengthy and successful professional career during one of the most important growing stages of this industrial conglomerate. In 1962, he was appointed Manager of Productos de Maiz S.A. (PROMASA) and he exercised the chairmanship of the Board of Directors between 1970 and September 1998, when Proalca Productos Alimenticios, C.A. was created (now Primor Alimentos, C.A.), where he has been President since then. Chief Executive Officer of Cerveceria Polar since 1972 and Chairman of the Board of Directors since 1985. Chairman of the Board of Directors of Inversiones Polar, C.A. since its creation, in 1973 until 1989. He has been presiding over the Board of Directors of Cerveceria Polar, C.A. since December 12th, 1985. He was President of Cerveceria (Polar) de Oriente, C.A. between 1961 and 1965.

   Leonor Gimenez de Mendoza. Director of Primor Inversiones and Primor Alimentos. Founding member and International Chairwoman of the Salesian Ladies Association. Co-founder and Chairwoman of Polar Foundation. Member of the Board of Directors of Centro Nutricional de Antimano (CANIA). Chief Executive Officer of Cerveceria Polar, C.A. Awarded with Orden Libertador (Gran Cordon for promotion), Orden Libertador (Commander Grade), Andres Bello (first class), Merit for work (first class), Francisco Miranda (for promotion) and Ecclessia et Pontificem (granted by The Vatican).

   Alfredo Guinand Baldo. Director of Primor Inversiones and Primor Alimentos. Civil Engineer, Cum Laude, graduated from the Central University of Venezuela. President of Cerveceria Modelo, C.A. from 1960 until 1995. He is currently Advisor of the Board of Directors of Cerveceria Modelo, C.A., Executive Officer of Cerveceria Polar, C.A., Inversiones Polar S.A., Fundacion Polar, C.A., and of the majority of the companies pertaining to the Strategic Unit of Food Trade of Polar Enterprises. He is currently President of Proyectos & Construcciones Guinand & Brillembourg, C.A. He was the Director of Banco Provincial, S.A., Banco Universal from 1993 to 1999.

   Lorenzo Mendoza Gimenez. Director of Primor Inversiones and Primor Alimentos. Master in Business Administration (MBA), specialized in Strategy, Finances and Operations of M.I.T. Sloan School of Management. Bachelor of Science in Industrial Engineering, Fordham University. Ten years ago, he joined the Boards of Directors of the companies of Polar Enterprises. He is currently CEO of Polar Enterprises and Executive Director and member of the Executive Committee of Cerveceria Polar, C.A. He is also member of the Boards of Directors of several companies of the Strategic Units of Brewery, Malt, Food and Refreshment Trade of Polar Enterprises. Furthermore, he is a member of the Boards of Directors of Banco Provincial S.A., Banco Universal, Savoy Brands International, Venancham, Consejo de Coindustria, C.A., La Electricidad de Caracas, Corporacion EDC, C.A., among others.

   Gerhard Wittl. Director of Primor Inversiones and Primor Alimentos. Head Brewer and Brewery Engineer graduated from the Technical University Munich, Brewery Faculty, in Weihenstephan. Ph.D. in Natural Science from the Universidad Tecnica de Munich. He joined Cerveceria Polar in 1995. From 1981 to 1994, he was the Technical Corporate Director. He is presently a member of the Board of Directors of Cerveceria Polar, C.A., Cerveceria Polar de Oriente, C.A., Inversiones Polar S.A. and Prosana S.A. In addition, he is the Manager of the majority of the companies of the Strategic Unit of Food Trade of Polar Enterprises.

   Juan Lorenzo Mendoza Pacheco. Director of Primor Inversiones and Primor Alimentos. Industrial and Systems Engineer, graduated from the University of Florida, in 1983. Masters degree in Management, Instituto de Estudios Superiores de Administracion (IESA). Since 1983, he has been holding diverse positions within Polar Enterprises. He is currently Executive Director of the Board of Directors of Cerveceria Polar, C.A., Savoy Brands International, Financorp Banco de Inversion, C.A., as well as Assistant Director of several companies from the Strategic Units of Brewery, Malt and Food Trade of Polar Enterprises. He has been President of the Sociedad Productora de Refrescos, S.A., President of Industrias y Plasticos Metalgrafica, Director of Dividendo Voluntario para la Comunidad.

   Leopoldo Marquez Anez. Director of Primor Inversiones and Primor Alimentos. Attorney-at-law graduated from UCAB in 1958. Member of the Boards of Directors of Cerveceria Polar, C.A. and Polar Foundation. During his professional career, he has been the main partner of Escritorio Travieso Paul until 1990, Professor of Civil Procedural Law in UCAB and UCV, Main Member of the Boards of the Law Faculty of UCAB and UCV, Member of the Committee in charge of the edition of the Civil Procedural Code in 1987. Associate Judge and First Assistant of the Court of Civil Cassation of the Supreme Court of Justice (1975-1985). He has published the books: "Estudios de Procedimiento Civil" (Studies of Civil Procedure), "Motivos y Efectos del Recurso de forma en la Casacion Civil Venezolana" (Motives and Effects of Appeals in the Venezuelan Civil Cassation) (winner of the Supreme Court of Justice 1984 award), "El Nuevo Codigo de Procedimiento Civil" (The New Code of Civil Procedure).

   Juan Simon Mendoza Gimenez. Director of Primor Inversiones and Primor Alimentos. Attorney-at-law graduated from the Catholic University Andres Bello in 1992. Master at Finances, Marketing and Management of International Trade, at the Management School J. L. Kellogg of the Northwestern Chicago University. Since 1996, he has been Executive Director of Cerveceria Polar, C.A. He is currently a member of the Boards of Directors of several companies of the Strategic Units of Brewery, Malt and Food Trade of Polar Enterprises, as well as Financorp Banco de Inversion C.A. and Savoy Brands International. He is a member of the Board of Directors of Banco Provincial. S.A. Banco Universal since 1999.

   Hernan Anzola Gimenez. Director of Primor Inversiones and Primor Alimentos. Chemical Engineer graduated from the Venezuelan Central University and Master at Management, Stanford University, California. He has been Minister of Cordiplan and State Minister of Empresas Basicas, President of Banco Central de Venezuela and Deputy Minister of Energy and Mines in two occasions. He was Vice-President of Pequiven, the petrochemical branch of PDVSA. He was also Executive Vice-President and member of the Executive Committee and the Board of Directors of Corimon. Presently, he is member of the Board of Directors and the Executive Committee of Cerveceria Polar C.A., President of the Board of Directors of Banco Provincial, S.A. Banco Universal and member of the Board of Directors of the Insurance Company La Seguridad.

   Alejandro Mendoza Pacheco. Director of Primor Inversiones and Primor Alimentos. Graduated from Santa Fe Community College, in 1984. He has completed various courses in the Instituto de Estudios Superiores de Administracion
(IESA). Executive Director of Cerveceria Polar, C.A. since 1990, and member of the Boards of Directors of Distribuidora Polar de Oriente, C.A., Distribuidora Polar del Sur, C.A., Distribuidora Polar Metropolitana, C.A., Distribuidora Polar S.A., Distribuidora Polar del Centro S.A., Distribuidora Polar Centro Occidental S.A., Dosa, C.A., Cerveceria Polar del Lago, of Cerveceria Polar de Oriente C.A. Member of the Operational Committee Planta Los Cortijos.

Alternate Directors:

   Pablo Baraybar C. Alternate Director of Primor Inversiones. He is Director of the Strategic Unit of Food Trade of Polar Enterprises since 1998. Industrial Engineer graduated from the University Garcilaso de la Vega, Peru. Specialization in Marketing and Sales at Universidad del Pacifico, Peru, and master in Marketing and Sales Management at the High School of Trade Management
(ESAN). He began his career in Procter & Gamble of Peru, in 1967, where he hold different positions in the Sales and Marketing Departments. During 15 years, he hold managerial positions in Textil Amazonas, main textile manufacturer and exporter of Peru, being promoted to General Manager of mass consumption products. In 1993, he joined Polar Enterprises as General Manager of Savoy Brands Peru and in 1996, he was appointed President of Savoy Brands Venezuela.

   Rafael Sucre. Alternate Director of Primor Inversiones. Graduated in Management Science at Universidad Metropolitana. Graduated in the Advanced Program of Management of IESA (High School of Management). He is currently Manager of the Financial Department of the Functional Unit of Support of Polar Enterprises. Since he joined Polar Enterprises in 1982, he has held positions as General Manager in Cerveceria Polar, Los Cortijos C.A., Risk and Insurance Department and Planning and Investments Office. He is member of the Board of Directors of Superenvases Envalie, C.A., Bodegas Pomar, C.A. and Sociedad Civil para Beneficios Laborales (Socibela). Likewise, he is Director of IVEF (Venezuelan Executive Institute of Finances).

   Guillermo Bolinaga. Alternate Director of Primor Inversiones. Attorney-at-law graduated from the Catholic University Andres Bello in 1992; Master at Law in the Duke University, North Carolina, United States of America, in 1994. Supplementary studies at Brussels Free University, Belgium, in 1993. He held the position of Legal Manager in Savoy Brands International from December, 1994 up to December, 1998. Since January, 1999, he is the Manager of the Legal Affairs Department of Polar Enterprises. Furthermore, he is a member of the Boards of Directors of Productos Efe S.A. and Ferroatlantica of Venezuela (FERROVEN). Professor of the Tests Faculty of the Catholic University Andres Bello (1996-1997). He has also been co-publisher of Ley Organica de Justicia de Paz (Organic Law of Justice of Peace) and the Arbitration Regulation of the Chamber of Commerce of Caracas. Since 1998, he has been coordinator of the Honor Faculty of the Catholic University Andres Bello.

h. Audited Financial Statements of Purchaser and of Purchaser's Parent Company for the past three (3) fiscal years.

   The audited financial statements of Purchaser as of January 9, 2001 and the audited consolidated financial statements of Primor and the affiliates thereof as of September 30, 2000, September 30, 1999 and November 30, 1998 are made a part of this document and attached hereto as Annex A.

3.Information on the Purpose of the Venezuelan Offer

a. The Purchaser must disclose whether the purpose of the purchase is to acquire control or a "participation deemed significant" (with the meaning of the Venezuelan tender offer regulations). In case of a Takeover it must comply with any additional requirement related to this kind of offer.

   The Venezuelan Offer is a Tender Offer, governed by the "The Public Tender Offer Rules on the Acquisition, Exchange and Takeover of Companies that Make Public Offerings of Shares and Other Rights thereon", passed by the Venezuelan Exchange Commission and published in the Bolivarian Republic of Venezuela Official Gazette No 37.039, of September 19, 2000 (the "Regulations").

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

   In article 3 of the Regulations, the term Tender Offer is defined as the procedure through which "........ the offeror intends to purchase the Shares, securities and rights of the Target Company, of those mentioned in article
   4, regardless of the consideration offered and notwithstanding the type or nature of the agreement, and whose result is the purchaser acquiring or attaining a controlling majority which does not have in a corporation, that makes public offer of its Shares and the resulting Change of Control, or the offeror increases its interests in the share capital by a participation deemed significant (within the meaning of the regulations).''

   Consequently, the purpose of the Venezuelan Offer is for Purchaser to acquire control of Mavesa. For such purpose, Purchaser has prepared a Special Report on the Purchaser's Intentions, according to the provisions of the Regulations, which is enclosed hereto as Annex B.

   The Special Report on the Purchaser's Intentions contains material information that must be thoroughly read before making any decision concerning the Venezuelan Offer.

b. Accurate description of the Purchaser's intentions with regard to the corporation whose securities it intends to purchase, concerning operative, financial and corporate policies, and the listing value of the corporate securities.

   If the Offers are successfully completed, Primor shall evaluate a way of producing operating synergies in the management and operative processes aimed at the integration of the sales task force and the search of synergies in the supply chain systems, consolidating warehouses, transport vehicles and production facilities.

   Mavesa's current sales policies shall be maintained. Marketing, product promotion and consumer price incentive policies shall continue the same. In addition, inventory policies shall be kept and maximization of the use of the plant installed capacity shall be sought.

   Should the Offers be successfully completed, Primor shall keep financial policies in line with creditworthiness criteria and the standards of Empresas Polar.

   In addition, if the Offers are completed, Primor shall propose the appointment of members of the Board of Directors of Mavesa and statutory auditors at a Mavesa Shareholders Special Meeting to be held no later than six (6) trading days after payment for the Shares and ADSs pursuant to the Offers.

   The Shares are listed on the Caracas Stock Exchange. Currently, Purchaser has no intentions to delist the Shares from the Caracas Stock Exchange.

   Mavesa ADSs are listed on the New York Stock Exchange. Subject to the applicable legislation and rules, Purchaser intends to delist the ADSs from the New York Stock Exchange.

   The ADSs (and the underlying Shares) are registered under the Securities Exchange Act of 1934 (the "Exchange Act"). Such registration may be cancelled at the request of Mavesa to the SEC provided that the ADSs (and the underlying Shares) are not listed on any United States Stock Exchange and that there are fewer than 300 registered ADS (and underlying Shares) holders residing in the USA. Subject to the compliance with the applicable legislation and regulation, Purchaser intends to cause Mavesa to request the cancellation of the ADSs (and the underlying Shares) registration according to the Exchange Act as soon as the Offers are completed and the requirements to apply for cancellation are complied with.

  In any case, the holders of ADSs have the option to convert their ADSs into Shares under the terms and conditions of the Deposit Agreement between Mavesa and The Bank of New York.

  If the Offers are successfully completed, the purchase of Shares and ADSs in accordance with the Offers shall materially reduce the number of Shares and ADSs to be publicly traded, as well as the number of shareholders and ADS holders. This reduction will adversely affect liquidity and the market value of the Shares and the ADSs held by the general public.

c. Accurate description of any plan or proposal that may be related to the liquidation of the corporation, the sale of the assets thereof, the merger with another corporation, the split or spin-off or any other material change with relation to the purpose, business branch, investments, manner of conducting business or corporate reorganization.

  If the Offers are successfully completed, Primor shall develop business plans for each business unit (beverage, cleaning products, sea food products, spreadable products and sauces products). These business plans will determine the need for investment in each business unit taking into account possible synergies that may exist with other business units or subsidiaries of Primor. Additionally, Primor will attempt to achieve operational and administrative synergies through sales force integration and in our supply chain system, by consolidating warehousing, transportation and production facilities.

  Primor shall evaluate any possible association with any other company of the industrial conglomerate Empresas Polar to develop the line of beverages and shall evaluate any possible synergy in the use of sales task forces and distribution with its current beverage units, as well as any possible strategic associations with other companies. However, no decision in this regard have been made.

  Subject to the above, Primor does not currently have any plan related to the liquidation, or sale of assets, or related to a merger with another corporation, split or spin-off or any other material change concerning the purpose, type of business, investments, manner of conducting business or corporate reorganization of Mavesa.

d. Projects involving the issuance of additional shares and capital increases or the resale in whole or in part of the interests to be purchased.

  Currently, Purchaser does not have any plans regarding a Mavesa capital increase or the resale of the Shares to be purchased through the Venezuelan Offer.

e. Information on whether it is planned to make the Target Company, its Subsidiaries or Affiliates bear, directly or indirectly, the acquisition cost or to do so through the sale of its assets, mergers, associations or execution of agreements of any kind.

  Neither the financial expenses related to the Offers nor the cost of acquisition of the Shares or ADSs shall be borne, either directly or indirectly, by Mavesa, or its Affiliates or Subsidiaries, or through the sale of the assets, mergers, associations or execution of any type of agreements.

f. Accurate description of the source of funds, complying with the requirements set forth in the Rules on prevention, control and auditing of the capital legitimation operations applicable to the Venezuelan market.

  The funds required to pay for the purchase price of Shares and ADSs pursuant to the Offers shall be obtained as follows: approximately sixty percent (60%) or US$309.6 million shall come from the resources of Primor, Cerveceria Polar, C.A. and other companies of the industrial conglomerate Empresas Polar as are currently available, and approximately forty percent (40%), or US$200 million shall be obtained from a three (3) year syndicated bank financing from Citibank, N.A., Corporacion Andina de Fomento and other creditworthy financial institutions. For this purpose, on January 26 and 29, 2001, Citibank, N.A., Salomon Smith Barney and Corporacion Andina de Formento entered into Commitment Letters with Primor Inversiones for the structuring of such financing. In addition, the payment of the purchase price of the Shares and ADSs pursuant to the Offers is fully guaranteed, i.e. up to US$509,668,569 by Primor Alimentos and by Cerveceria Polar, C.A. See Section 6(d) below.

4.Information on the Shareholding Position of the Purchaser

a. Number and percentages of the Shares and securities that grant rights on the Shares or voting rights directly or indirectly owned by the Purchaser in the share capital of the Target Company.

  500 Shares and 50 ADSs purchased by Purchaser on January 24, 2001, after public announcement of the entry into the Shareholders Agreement and the Mavesa Agreement.

b. Description of any other contractual right that may have an effect equivalent to a share in the share capital or in securities that grant a right on Shares in the Target Company.

  Neither Primor nor Purchaser have contractual rights that may have an effect equivalent to a share in the share capital or in securities that grant rights on the shares issued by Mavesa, except for the provisions of section 5.a(ii) of this Statement.

c. Number and Percentages of other securities in the Target Company, including debt securities, that Purchaser owns directly or indirectly or by agreement.

  None.

5. Information on the Relations Between the Purchaser and the Target Company, its Shareholders and Directors.

a. Description of any contract, agreement or relations between the Purchaser and the Target Company, parent corporations or controlled corporation, their directors or their majority or minority shareholders, in full force and effect during three (3) years prior to the date of notice of the Venezuelan Offer with the CNV.

  (i) Agreements between Purchaser or Primor, and Mavesa, its parent and/or controlled corporations

    On August 23, 2000, Primor on one hand, and Brown Brothers Harriman, as advisor to Mavesa, on the other hand, executed a Confidentiality Letter, amended on December 15, 2000 (the "Confidentiality Letter"), by virtue of which Primor committed to treat the information provided by Brown Brothers on Mavesa as confidential.

    On January 21, 2001, Mavesa, Primor and Purchaser executed an agreement (the "Mavesa Agreement"), by virtue of which, among other things, the Board of Directors of Mavesa recommended the terms and conditions of the Offers, reserved the right to withdraw any such recommendation in case of competitive offers offering better conditions to the shareholders and holders of ADSs of Mavesa, or when so required in order to comply with the obligations set forth unto the directors by law or by the Mavesa Bylaws. Likewise, it committed not to take measures that would hinder the Offers, and to conduct its business and those of its subsidiaries in the ordinary course of business.

    The Mavesa Agreement also provides that, in view of the fact that the submission of the Offers by Purchaser would favorably impact on the listed price of the Shares and ADSs; that the price of the Offers has been higher than the quotation average during the last six (6) months; that the submission of the Offers adds value to the corporation and benefits the shareholders and holders of ADSs; that on account of the Offers, public offers that are more favorable than the offers may be submitted, which would benefit both shareholders and ADS holders and the competitive environment as well; Mavesa, taking into account all the efforts made by Purchaser for the submission of the Offers and in appreciation of its contribution towards the creation of value for shareholders and holders of ADSs and for the development of free competition in the price formation of the Shares, shall pay Purchaser, in case of a competitive tender offer submitted by a corporation other than Purchaser and not related to Purchaser, is successful within the period of twelve (12) months following January 21, 2001, an amount equivalent to one and a half percent (1.5%) of the total amount paid to the shareholders and holders of ADSs who tendered into the awarded offer.

    The Mavesa Agreement provides that the Mavesa Board will not solicit or encourage a proposal or offer to purchase Shares or ADSs of Mavesa or its subsidiaries, or proposals for mergers, restructures, strategic partnerships, joint ventures or similar transactions related to Mavesa or its subsidiaries. Notwithstanding the foregoing, the Mavesa Board may furnish information with respect to Mavesa and its subsidiaries, and participate in discussions or negotiations related to the above referenced transactions, only in the case where (i) Mavesa has received an unsolicited cash acquisition proposal in writing or (ii) an unsolicited offer has been commenced for all the outstanding Shares and ADSs. If either of the events set forth under
    (i) and (ii) in the last sentence of the last paragraph above shall occur, the Mavesa Board must conclude, before furnishing information with respect to Mavesa or its subsidiaries or participating in discussions or negotiations relating to the above referenced transactions, that such offer or proposal is a superior proposal and that the offeror execute a confidentiality agreement; provided, however, that the Mavesa Board could furnish information relating to Mavesa and its subsidiaries to any third party that commences a competing tender offer and who executes a confidentiality agreement pursuant to terms similar to the confidentiality agreement entered into with Primor.

    A copy of the Mavesa Agreement is available to Mavesa shareholders at the Comision Nacional de Valores de Venezuela.

    Except for the above mentioned, there are no contracts, agreements or any relationship between Purchaser or Primor, on one hand, and Mavesa, its parent companies and/or controlled companies, on the other.

  (ii) Agreements between Purchaser, Primor and Mavesa shareholders

    On January 21, 2001, Purchaser, Primor and a group of shareholders and holders of ADSs of Mavesa, owners of 1,384,447,105 Shares of Mavesa (of which 296,607,159 Shares of Mavesa are represented by 4,943,453 ADSs of Mavesa), representing 38.49% of the outstanding share capital of Mavesa (the "Mavesa Shareholders Group") entered into an agreement (the "Shareholders Agreement") which provides that Purchaser will concurrently commence the Venezuelan Offer and the U.S. Offer. The Shareholders Agreement also provides that the Mavesa Shareholders Group will tender all of their Shares and ADSs into the Venezuelan Offer and the U.S. Offer, respectively, within five (5) Venezuelan stock exchange trading days following the commencement date of the Offers, and will not withdraw such tendered Shares or ADSs unless a competing cash offer for all of the outstanding Shares and ADSs is commenced that offers superior consideration from a financial point of view and better terms and conditions than contemplated in the Offers.

    The following are the directors of Mavesa who entered into the Shareholders Agreement: Jonathan Coles Ward, Chairman of the Board of Directors and Alberto Tovar, Mavesa Executive President and Vice-President of the Board of Directors.

    In addition, certain of the shareholders and holders of ADSs of Mavesa that entered into the Shareholders Agreement agreed to guaranty some basic conditions of the business of Mavesa and its subsidiaries and to guaranty that as from January 21, 2001 until the date on which the new Directors of Mavesa are actually appointed by Purchaser at an Extraordinary Meeting of Shareholders of Mavesa, Mavesa and the subsidiaries thereof would conduct business under the ordinary course of business in accordance with the terms and conditions set forth in the Shareholders Agreement.

    The Shareholders Agreement does not provide any kind of obligation for the shareholders and ADS holders who did not execute the Shareholders Agreement.

    A copy of the Shareholders Agreement is available to Mavesa shareholders at the Comision Nacional de Valores de Venezuela.

  (iii) Agreements between Purchaser, Primor and Mavesa Directors

     See paragraph 5 a.(ii)

b. Description of any Agreement that has been valid and in full force and effect during the period of three (3) years preceding the date of notice of the Venezuelan Offer with the CNV and which relates to the Shares, securities representing Rights on Shares or voting rights in the Target Company, its parent or controlled corporations.

  Except as described in Section 5(a) hereof, no Agreement entered into by Purchaser or Primor has been valid and in full force and effect during a period of three (3) years before the date hereof, which relates to the Shares, securities representing Rights on Shares or voting rights in Mavesa, its parent or controlled corporations.

6.Specific Offer Conditions

a. Number or percentage of shares or securities that Purchaser is bound to purchase; commitment to purchase them under the proposed conditions, and if applicable, the number or percentage of shares or securities below which it reserves the right not to deem failed an offer that has not been wholly accepted. The right not to deem an offer failed may only be exercised if expressly reserved by the Purchaser, provided that the offer acceptance includes a number of Shares and rights representing at least seventy five per cent (75%) of the shares and rights that the Purchaser has initially offered to purchase.

  (i) Number or percentage of shares or securities that it is bound to purchase; firm commitment to purchase them under the proposed conditions.

    The purpose of the Venezuelan Offer is to purchase a number of Shares (free from pledges, assignments, liens and any other encumbrance or rights that may affect its full use, enjoyment and disposition) which, together with (i) Shares represented by ADSs purchased pursuant to the U.S. Offer and (ii) Shares and ADSs owned by Purchaser, represent at least sixty five per cent (65%) of Mavesa's outstanding share capital. However, if valid tenders are received from Mavesa shareholders which allow Purchaser to purchase, according to the above, a number of Shares and ADSs in excess of the percentage above mentioned, Purchaser hereby declares its firm commitment to purchase all Shares that are tendered during the term of the Venezuelan Offer and until the Expiration Date. Consequently, there will be no proration.

    Currently, there are 3,597,099,839 outstanding Shares of Mavesa, par value of ten Bolivares (Bs.10) each.

  (ii) Material Elements of the Venezuelan Offer

   The following are material elements of the Venezuelan Offer:

  (a) that as of the Settlement Date, Mavesa shall not have failed to fulfill its obligations contemplated in the Mavesa Agreement and the Mavesa Shareholders Group shall not have failed to fulfill their obligations contemplated in the Shareholders Agreement;

  (b) that as of the Settlement Date, the number of outstanding Shares is 3,597,099,839;

  (c) that as of the Settlement Date, the Mavesa Shareholders Meeting shall not have declared dividends other than those required by article 115 of the Venezuelan Capital Markets Law, and the customary manner of quarterly payment of dividends has not been modified;

  (d) that as of the Settlement Date, the Board of Directors of Mavesa shall have maintained its recommendation with respect to the Offers without modification; and

  (e) that as of the Settlement Date, the Mavesa Agreement and the Shareholders Agreement remain in full force and effect.

   Purchaser reserves the right to determine that any of the above elements is no longer material.

  (iii) Purchaser Reservation of the Right to Deem the Venezuelan Offer
        Failed

   If the Agent for the Venezuelan Offer fails to receive valid shareholder tenders that allow Purchaser to purchase a number of Shares (free and clear of any liens, security assignments, privileges an other encumbrances or interests that may adversely affect the full use, enjoyment and disposition of such Shares) that, together with (i) the Shares represented by ADSs acquired pursuant the U.S. Offer, and (ii) Shares and

ADSs owned by Purchaser, constitute no less than sixty-five per cent (65%) of the outstanding Shares of Mavesa, or (iii) the material elements of the Venezuelan Offer are altered due to reasons not attributable to Purchaser, or
(iv) an event takes place thereby giving Purchaser the right to revoke the Venezuelan Offer, then Purchaser reserves the right to:

  (a) extend the initial term of the Venezuelan Offer, subject to prior authorization from the CNV;

  (b) deem the Venezuelan Offer failed and withdraw the Venezuelan Offer; or

  (c) not deem the Venezuelan Offer failed, provided that the valid acceptances represent at least a number of Shares which, together with the Shares (including Shares represented by ADSs) purchased according to the U.S. Offer, represent at least 48.75% of the outstanding Shares (including Shares represented by ADSs).

  (iv) Withdrawal of the Venezuelan Offer by Purchaser

   Purchaser may withdraw the Venezuelan Offer pursuant to the Regulations promulgated by the CNV, if Mavesa takes any measure or action intended to hinder the Offers, or upon confirmation by the CNV, in the event of the occurrence of any of the following:

  a. any material fact adversely affecting Mavesa or any subsidiaries thereof or which may result in a substantial reduction of the value of the Shares (including inaccurate or false representations and warranties set forth in Annex H hereof), not attributable to Primor or Purchaser, and not disclosed before the date of the Shareholders Agreement, becomes known by Primor or Purchaser after such date;

  b. any material fact adversely affecting Mavesa or any subsidiaries thereof or which may result in a substantial reduction of the value of the Shares, not attributable to Primor or Purchaser, takes place after the date of the Shareholders Agreement and before the Settlement Date;

  c. if ADSs validly tendered into the U.S. Offer fail to be purchased because of circumstances that, according to the terms and conditions of the U.S. Offer grant Purchaser the right to revoke the U.S. Offer. Purchaser may withdraw the Venezuelan Offer according to this subsection
     (c) if and only if the Minimum Condition cannot have been met pursuant to the Venezuelan Offer;

  d. on or before the Settlement Date any rule forbidding performance of the Offers under the agreed terms, or limiting the exercise of the rights conferred by the Shares or ADSs comes into effect, or a judgement permanently hindering, forbidding or restraining performance of the Offers under the agreed terms or limiting the exercise of the rights conferred by the Shares or ADS is passed; or

  e. on or before the Settlement Date a situation generally affecting the credit granting capacity of banks or other financial institutions in Venezuela or in the United States, or generally affecting the listing of securities on the Caracas Stock Exchange or the New York Stock Exchange, takes place in Venezuela or in the Unites States, or an exchange control system or an exchange rate differential system is implemented in Venezuela or in the United States.

b. Price to be offered if the consideration is in cash. If the consideration is in securities, definition, characteristics, exchange value, and criteria for determining such values. The price or parity being offered cannot be lower than the average price of the shares and certificates thereof at the pertinent stock exchanges, during six (6) months prior to the filing of this Statement, except that the Comision Nacional de Valores de Venezuela, under special conditions and upon the request of the Purchaser, authorizes a lower price.

  The offer price is US$0.1416887470 per Share, payable in United States dollars or, at the option of the Mavesa shareholders who tender into the Venezuelan Offer, in Bolivar, as described in section 6(c) herein. For the sole purpose of compliance with article 95 of the Venezuela Central Bank Law, it is indicated that the offered price of US$0.1416887470 is equivalent to approximately Bs.99.57, based on the reference exchange rate of Bs.702.75 per US$. The amount payable to shareholders for the Shares whose tenders of Shares shall have been validly accepted shall be rounded up to the next U.S. dollar or Bolivar cent.

  Purchase of Shares under the Venezuelan Offer will take place through the Caracas Stock Exchange. Consequently, the price of Shares payable according to the Venezuelan Offer will be subject to a rate of one percent (1%) income tax provided for in article 77 of the Venezuelan Income Tax Law, which will be withheld by the Caracas Stock Exchange. The above mentioned income tax will be levied on the gross sale price.

  THIS SUMMARY IS NOT INTENDED TO BE A LEGAL TAX OPINION FOR ANY MAVESA SHAREHOLDER. CONSEQUENTLY, EACH SHAREHOLDER MUST CONSULT WITH ITS TAX ADVISOR WITH REGARD TO ANY APPLICABLE REQUIREMENT PROVIDED FOR IN THE TAX LAWS AND REGULATIONS, AND ANY SPECIFIC TAX CONSEQUENCES RESULTING FROM THE OFFER, INCLUDING APPLICABILITY AND AVAILABILITY OF ANY EXEMPTION OR ANY DOUBLE TAXATION TREATY FOR SUCH SHAREHOLDER.

c. Payment Conditions

  Purchaser shall pay each shareholder the offer price for the Shares for which it has received a valid tender pursuant to the Venezuelan Offer, and which are duly transferred to Purchaser in the Mavesa shareholders book, on the fifth (5th) Venezuelan stock exchange trading date following the Settlement Date, complying with the conditions that are set forth in the rules passed by the Comision Nacional de Valores de Venezuela and the Caracas Stock Exchange. Payment shall be made in checks, which shall be at the shareholders disposal from the fifth (5th) trading day following the Settlement Date. Payment shall be deemed made when the checks are made available to shareholders.

  Mavesa shareholders shall be entitled to demand payment in the currency that they deem suitable, in U.S. Dollars or in Bolivares. If payment is demanded in Bolivares, payment shall be made at the purchase reference exchange rate for transactions performed at the exchange market, with an effective date on the payment date, as determined by the Venezuelan Central Bank and published at around 1:30 PM two business banking days prior to the payment date, on Reuters on page BCV28.

d. Guaranties offered to sellers, as provided for in the Regulations.

  Primor, Parent Company of Purchaser, and Cerveceria Polar, C.A. have issued joint guarantees for the benefit of all holders of Shares and ADSs who duly tender their securities into the Offers. These guarantees are for an amount up to US$509,668,569 and are given as security for the benefit of all shareholders and ADS holders who validly tender into the Offers for the payment of the purchase price for the Shares and ADSs in accordance with the terms and conditions of the Offers. Such guarantees are attached as Annex C-1 and Annex C-2 hereof.

  Based on the financial statement of Primor audited by Espineira, Sheldon & Asociados, member firm of PriceWaterhouseCoopers, and the financial statements of Cerveceria Polar, C.A. audited by Piernavieja, Porta Cachafeiro & Asociados, member firm of Arthur Andersen, Primor's net worth as of September 30, 2000 was Bs.117,785 million (equivalent to US$232 million as of September 30, 2000 based on the conversion methodology set forth in the notes to the financial statements) and Cerveceria Polar, C.A.'s net worth as at September 30, 2000 was Bs.624,448 million (equivalent to US$1,346 million, as of September 30, 2000 based on the conversion methodology set forth in the notes to the financial statements).

e. Term of the Offer, as provided for in the Regulations

  Mavesa shareholders shall have until 5:00 p.m. of the 27th day March of the year 2001 (the "Expiration Date") to accept the Venezuelan Offer. The Expiration Date may be extended, subject to prior approval of the Comision Nacional de Valores de Venezuela.

f. Prorating rules, in case of tenders in excess of the number of Shares that are offered for purchase, following the criteria set forth in the Regulations.

  There shall be no proration.

g. Offer related Preliminary Agreements to which the offeror is a party, or which are known to it and of which it has accurate information on the persons with whom these Preliminary Agreements have been entered into, including sale options, negotiation promises or similar.

  Apart from the agreements mentioned in Section 5 hereof, Primor has entered into agreements with Chase Securities Inc. and with Provincial Casa de Bolsa, C.A. in connection with their participation as financial advisor and Share Receiving Agent, respectively.

h. Commitment made to any person who has sold shares representing more than two per cent (2%) of the rights to vote in the corporation, during a term of six
   (6) months before the Commencement Date with respect to the Purchasers intent to pay such person, upon request made during the term of the offer, the difference between the received price and the price offered in the offer, if higher. In such cases, the name and description of said sellers must be expressly stated.

  Not applicable, in view of Purchaser having purchased only 500 Shares and 50 ADSs on January 24, 2001, which represent less than 0.0001% of Mavesa's outstanding share capital.

7. The Offer and Contents of Certain Special Laws

a. Accurate description of the consequences of the transaction, taking into account the rules applicable to economic concentrations pursuant to the Venezuelan Law on Promotion and Protection of Free Competition and the regulations thereunder.

  The purchase of Shares and ADSs by Purchaser in connection with the Offers does not result in restraining consequences or effects on the competition in the relevant markets of the products manufactured, distributed and commercialized by Mavesa and Primor and the subsidiaries thereof (and the other Strategic Business Units of Empresas Polar), all in accordance with the Law on Promotion and Protection of Free Competition and the regulations thereunder. Mavesa and Primor and the subsidiaries thereof (and the other Strategic Business Units of Empresas Polar) are not competitors in the various relevant markets. See Section 7.b hereof.

b. In case the Purchaser is, either directly or indirectly, a competitor of the Target Company, the following must be expressly mentioned:

  . The content of the prior favorable pronouncement by the Superintendency for the Promotion and Protection of Free Competition in connection with the transaction, or

  . Detailed explanation of the reasons why, in the opinion of the Purchaser, said pronouncement is not necessary, since no forbidden concentration in the relevant market, either in whole or in part, results from the transaction.

   In accordance with the Law on Promotion and Protection of Free Competition ("Pro-Competition Act"), the prior favorable pronouncement of the Superintendency for the Promotion and Protection of Free Competition (the "Superintendency"), is not necessary since the purchase of Shares and ADSs by Purchaser according to the Offers shall not result in a forbidden concentration in the relevant market, either in whole or in part due to the following reasons:

(i) Mavesa and Primor are not competitors. Effects of the transactions in the relevant markets. The products that are manufactured, distributed and commercialized by Mavesa, Primor and the affiliates thereof and the other Strategic Business Units of Empresas Polar participate in different relevant markets, and consequently, there is no increase of the concentration degree in such markets. Set forth below is a list of the products that are manufactured, distributed and commercialized by Mavesa, Primor and the affiliates thereof and the other Strategic Business Units (SBU) of Empresas Polar and the pertinent relevant markets is as follows:

                                                                  Primor and
                                                                 other SBU of
            Relevant Market                 Products     Mavesa  Empresas Polar
            ---------------             ---------------- ------ ---------------
Rice................................... Primor                          X
                                        Sensacional
                                        Gran Senora
                                        Corina

Oil.................................... Mazeite                         X

Corn meal.............................. P.A.N. meal                     X
                                        Promasa
                                        Ricarepa
                                        Mazorca
                                        Del Grano

Oats................................... Corina                          X

Pasta.................................. Primor                          X
                                        Gran Senora
                                        Sensacional

Corn meal for Industrial Use........... Nobel                           X

Ice-cream.............................. EFE                             X

Soft Drinks............................ Pepsi-Cola                      X
                                        Seven Up
                                        Golden

Black beers............................ Maltin Polar                    X

Beers.................................. Polar                           X
                                        Solera

Wines.................................. Pomar                           X

Mineral Water.......................... Minalba                         X

Animal Feeds........................... Procria                         X

Salted Snacks.......................... Jacks Line                      X
                                        Frito Lay Line

Crackers and Cookies................... Gamesa                          X

Tuna................................... Margarita Tuna      X
                                        Almirante Tuna
                                        California Tuna

Sardines............................... Margarita           X

Mayonnaise and dressings............... Mavesa              X
                                        La Torre del Oro
                                        Nelly
                                        Presto

                                                                                Primor and
Relevant                                                                       other SBU of
Market                                     Products                    Mavesa Empresas Polar
--------                                   --------                    ------ --------------
Sauces.........................     La Torre del Oro Tomato              X
                                       and Cream Sauce
                                    La Torre del Oro Mustard
                                        Presto Mustard
                                 La Torre del Oro
                                 Worcestershire
                                            Sauce
                                   La Torre del Oro Soya Sauce
                                   La Torre del Oro Hot Sauce
Margarine......................     Mavesa                               X
                                         Mavesa ligera
                                            Nelly
                                            Regia
                                            Adora
                                         Suave Dorada
                                           Chiffon

Tomato Products................     Ketchup                              X
                                           Pampero
                                        La Torre del Oro
                                       Campoamor Sauce
                                      Pampero Pasta Sauce
                                    Pampero Peeled Tomatoes
                                  Pampero Tomato Concentrate
                                          Campoamor Tomato Concentrate
                                     Pampero Tomato Juice

Vinegar........................     Mavesa                               X
                                        La Torre del Oro

Fruit drinks...................     Yukery                               X
                                           Frutisima
                                            Citrus

Chocolate drinks...............     Toddy                                X
                                          Chocoman
                                          Chocolisto

Milk-like products and milk
 modifiers.....................     La Colina                            X
                                       Corona Chocolate
                                           Colcafe

Cheese-like products...........     Rikesa                               X
                                           Delikesa

Soaps..........................     Las Llaves                           X

Dishwashing liquid.............     Las Llaves                           X
                                           Diamante

Detergents.....................     Las Llaves                           X

(ii) Effects on consumers. The purchase of Mavesa by Purchaser shall benefit consumers, since it will allow Mavesa products to be sold at a greater number of points of sale.

(iii) Efficiency. The purchase of Mavesa by Purchaser shall cause a substantial synergy throughout the different steps of the commercialization process, reducing transport, storage and delivery costs.

   Commercial efficiency shall be enhanced with relation to the customers information management. In addition, the basket of goods aimed at exports will be enhanced, especially to Andean countries.

(iv) Effects on suppliers. Input and raw material suppliers of both corporations shall not be affected by the transaction, since basically the products of Mavesa and Polar are manufactured with different raw materials and inputs, as indicated below:

   Empresas Polar                                 Mavesa
   --------------                                 ------
   Wheat                                          Vegetable Oils
   Rice                                           Tomato
   White and yellow corn                          Fruits
   Barley                                         Eggs
   Sugar                                          Milk
   Hops                                           Chocolate
                                                  Sea Products

(v) Effects on competitors. Competitors of both corporations shall not be affected by the transaction, by virtue of there not being a consolidation of competitive groups in the various relevant markets.

(vi) Effects on the entrance barriers. The purchase of Mavesa by Purchaser shall not increase the entrance barriers in the relevant markets where both corporations operate.

c. Transaction authorization given by the Superintendency of Banks, in accordance with Article 16 of the General Act on Banks and Other Financial Institutions, in case of shares or certificates of shares of a bank or any other financial institution.

  Not applicable.

d. If applicable, authorization given by any Governmental Body having jurisdiction, in case such authorization is necessary in accordance with any applicable law, taking into consideration the purpose of the Target Company.

  Not applicable.

e. Place and manner of the acceptance notice

  (i) Manner of Acceptance (tender)

    Mavesa shareholders must comply with the following steps in order to accept the Venezuelan Offer on or before the Expiration Date:

    . Complete and sign the Share Letter of Transmittal (which is attached as Annex D hereof).

    . Submit the Share Letter of Transmittal, as well as all other necessary items indicated in Annex E hereof, at the offices appointed by the Agent of the Venezuelan Offer mentioned in
       Section 7.e(ii) hereof.

    . In case the shareholder has share certificates representing the Shares being tendered, the shareholder must submit such certificates along with the Share Letter of Transmittal.

    The Shares to be tendered shall be deposited or transferred to a subsidiary account held by the selling shareholder in an account with Provincial Casa de Bolsa, C.A., the Share Receiving Agent, specially opened for the Venezuelan Offer with Caja Venezolana de Valores, S.A. (the "CVV").

    Shares deemed as treasury Shares or reciprocal interests under the terms of the Capital Markets Law and the rules passed by the Comision Nacional de Valores de Venezuela shall not be accepted in the Offers.

    The holder of Shares must indicate the number of Shares to be tendered in the Share Letter of Transmittal. If the holder of Shares is the owner of fewer Shares than indicated in the Share Letter of Transmittal. The tender will only be deemed validly made with respect to such fewer number of Shares owned by such holder of Shares. If such holder of Shares owns more Shares than indicated in the Share Letter of Transmittal, the tender will only be deemed validly made with respect to the number of Shares indicated in the Power of Attorney and Venezuelan Offer Tender Form.

    The Share Letter of Transmittal must be signed by the person registered in Mavesa's shareholders registry book or the person holding the sub-account maintained with CVV, unless the tender is made by duly authorized representatives or agents. The name indicated in the Share Letter of Transmittal must be the same as that recorded in Mavesa's shareholders registry book or in the CVV sub-account. The representatives or agents of the holders of Shares must submit evidence of their capacity and authority to tender Shares on behalf of the holder to the satisfaction of Purchaser and the Share Receiving Agent. If the tendering shareholder is a natural person, the Share Letter of Transmittal must be signed by such person's spouse, if applicable.

    Purported tenders that fail to comply with the requirements and conditions set forth herein shall not be deemed as valid tenders of the Venezuelan Offer, specially those related to Shares deemed as treasury Shares or reciprocal interests under the terms of the Capital Markets Law and the rules passed by the Comision Nacional de Valores de Venezuela.

    Pursuant to the Share Letter of Transmittal, the Share Receiving Agent, among other things, shall take all actions required to (i) sell the Shares to Purchaser (or, if applicable, to the holders of Shares and ADSs that exercised their Rights of First Refusal pursuant to Article 6 of the Mavesa's bylaws, as discussed below in clause (iii)), (ii) transfer the Shares to Purchaser (or, if applicable, to the holders of Shares that exercised their Rights of First Refusal), (iii) coordinate the issuance of checks for payment of the Shares, (iv) transfer the payment to the tendering holders of Shares, and (v) in general, take all necessary actions related to this Venezuelan Offer.

    All powers of attorney or consents granted by the holders of Shares with respect to the Shares tendered (and all Distributions resulting from the tender of such Shares) shall be, without any additional actions required, revoked, and such holder may not grant additional powers of attorney or consent, except in case of a withdrawal according to the terms hereof.

    If a shareholders meeting of Mavesa is held during the pendency of the Offers, the Share Receiving Agent shall vote the Shares validly tendered pursuant to instructions given by the tendering holder of Shares; provided however, that a holder of Shares shall have the right to personally attend such meeting. In order to be valid, the instructions must be delivered to the office of the Share Receiving Agent at least three (3) Venezuelan stock exchange trading days prior to the date of the meeting, along with any required proof of identity. If the Share Receiving Agent does not receive instructions as to how to vote the Shares at least three Venezuelan stock exchange trading days prior to the date of the meeting, the Share Receiving Agent shall not exercise the voting rights relating to such Shares, and such Shares shall not be counted for purposes of quorum at such meeting.

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(ii) Acceptance place

  The Share Letter of Transmittal, as well as any other document that must be submitted with the Form, must be delivered at Provincial Casa de Bolsa, C.A., Share Receiving Agent, at the office indicated below:

  Caracas

  Altamira
  Banco Provincial VIP Altamira
  Centro Altamira, Piso 1,
  2da. Transversal con Av. San Juan Bosco
  Altamira
  Tel. 276-7411/276-7334/276-7335

  La Castellana
  Banco Provincial VIP La Castellana
  Edif. Provincial
  Av. Principal de la Castellana con Calle El Bosque
  La Castellana
  Tel. 266-2323/264-6765/263-1796

  Central San Bernardino
  Banco Provincial VIP Central San Bernardino
  Av. Este 0, Centro Financiero Provincial
  Mezzanina
  San Bernardino
  Tel. 504-5348/504-4790

  Macaracuay
  Banco Provincial VIP Macaracuay
  C.C. Macaracuay Plaza, PB Locales 21 y 22,
  Calle Maria con Calle San Jose
  Colinas de la California
  Tel. 257-4433/257-2315/257-4522

  Parque Humboldt
  Banco Provincial VIP Parque Humboldt
  Centro Empresarial Parque Humboldt
  Locales 9 y 10, Ave. Ria Caura
  Prados del Este, Urb. Parque Humboldt, Baruta. Edo. Miranda
  Tel. 976-4422

  La Pelota
  Banco Provincial VIP La Pelota
  Av. Urdaneta, Esq. de Marron a Pelota
  Edif. Provincial, Piso 1
  Tel. 596-4614/596-4653

  Caurimare
  Banco Provincial VIP Caurimare
  Urb. Caurimare
  Calle A-1, Edif. Policlinica Metropolitana
  Tel. 985-0082/4586/2050/6915

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  La Trinidad
  Banco Provincial VIP La Trinidad
  Edificio Provincial, Piso 1,
  Av. El Hatillo con Calle La Guairita
  La Trinidad
  Tel. 943-4510/943-1266/943-5719

  Club Hebraica
  Banco Provincial VIP Club Hebraica
  Centro Social Hebraica
  Av. Principal de Los Chorros
  Los Chorros
  Tel. 232-0757/1335/238-2317

  Campo Claro
  Banco Provincial VIP Campo Claro
  Av. Francisco de Miranda
  Esq. Calle Guanchez
  Edif. Provincial
  Piso 1
  Campo Claro
  Tel. 235-6602/234-3589

  Valencia

  El Recreo
  Banco Provincial VIP El Recreo
  Av. Bolivar Norte C/C 155,
  CCHS Center, Nivel Mezzanina
  Urb. El Recreo
  Tel. (041)244890/2840/2584

  Maracay

  Parque Aragua
  Banco Provincial VIP Parque Aragua
  Av. Bolivar, C.C. Parque Aragua
  2do. Nivel
  Maracay
  Tel. (043)336698/7790/0354

  Basquisimeto

  Central
  Banco Provincial VIP Central
  Av. Este 20 Entre
  Calles 27 Y 28
  Torre Lara
  Nivel Mezzanina
  Tel. (051)921313/1302

  El Parral
  Banco Provincial VIP El Parral
  C.C. El Parral, Local PB. 01-D
  Carrera 2, entre Calle 11 y Calle 11 y Calle Los Apamates
  Barquisimeto Edo. Lara
  Tel. (051)541336/1525

  Puerto La Cruz

  Guaraguao
  Banco Provincial VIP Guaraguao
  Edif. Provincial, Calle Carabobo
  Cruce con Calle Guaraguao
  Tel. (081)675386/4430

  Puerto Ordaz

  La Llovizna
  Banco Provincial VIP La Llovizna
  Edif. Provincial, Calle Caura, Sector Alta Vista
  Manzana 262
  Tel. (086)661111
  Manzana 262
  Tel. (086)661111

  Maracaibo

  5 de Julio
  Banco Provincial VIP 5 de Julio
  Av. Este 5 de Julio, c/c Dr. Portillo E/Ave. 17 Y 18
  Torre Provincial, Nivel Mezzanina
  Tel. (061)501311

  Las Delicias
  Banco Provincial VIP Las Delicias
  Av. 15
  Centro Comercial Paseo Las Delicias
  Torres de Oficinas PB
  Locales 1 al 6
  Maracaibo
  Tel. (061)420535/0559

  San Cristobal

  Barrio Obrero
  Banco Provincial VIP Barrio Obrero
  Centro Empresarial Toyo Tachira
  Av. 19 de Abril
  Calle 9
  Tel. (076)566972/6657

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  (iii) Right of First Refusal

  Section 6 of Mavesa's Estatutos (bylaws) provide that in the event of a tender or exchange offer for Shares, each holder of Shares has the right (the "Right of First Refusal") to acquire an amount of Shares tendered into such tender or exchange offer equal to such holder's proportional holdings of the outstanding Shares, upon the same price, terms and conditions as are provided for under the tender or exchange offer.

  Consequently, Mavesa shareholders may decide either to: (i) sell their Shares to Primor at US$0.1416887470 per share, under the other terms and conditions of the Venezuelan Offer, through tender into the Venezuelan Offer, or (ii) exercise the Right of First Refusal, to purchase an amount of Shares (including Shares represented by ADSs) tendered into the Offers that is proportional to the amount of Shares (including Shares represented by ADSs) held by such shareholder immediately following the expiration of both Offers upon the same price, terms and conditions as are provided for under the Offers. At the meeting of the Board of Directors of Mavesa held on January 19, 2001, the Board decided to recommend to all the shareholders and ADS holders that the Offers be accepted.

  Any Mavesa securityholder that wishes to exercise the right to purchase Shares under Section 6 of Mavesa's Bylaws must submit a properly completed and executed Election to Purchase Shares Form to the Share Receiving Agent by 11:00 a.m., New York City time (12:00 noon, Caracas time), on the Expiration Date and follow the procedures established by Mavesa in connection therewith.

  Annex F describes the procedure to exercise the Right of First Refusal in connection with the Venezuelan Offer that has been adopted by Mavesa and Annex G contains copy of the Election to Purchase Shares Form.

  The shareholders accepting the Venezuelan Offer shall consent to their waiver to the Right of First Refusal provided in Section Six of the Mavesa Bylaws on the appropriate form.

  If the shareholders exercising their Right of First Refusal fail to purchase the Shares for any reason whatsoever, Purchaser shall acquire such Shares under the terms and conditions of the Venezuelan Offer.

  The shareholders who exercise the Right of First Refusal shall not be entitled to accept the Venezuelan Offer for the portion of the Shares used to exercise such right, unless they revoke such Right of First Refusal before the Expiration Date.

  (iv)Withdrawal of Tenders

  Primor waives its right provided in Article 18 of the Regulations for the benefit of all Mavesa shareholders. Article 18 of the Regulations prohibits the withdrawal of securities tendered pursuant to a tender offer except in the case of a competitive offer or bid.

  As a result of such waiver by Purchaser, Shares of Mavesa common stock tendered pursuant to the Venezuelan Offer may be withdrawn by the tendering shareholder on or before the Expiration Date, even in the absence of a competitive offer or bid, provided that the notice of withdrawal duly notarized or executed before the Share Receiving Agent be received by such Agent at the offices appointed by him, on or before the Expiration Date.

  Acceptance of the Venezuelan Offer shall become irrevocable as of the Expiration Date, except in the event that the Venezuelan Offer is extended in accordance with the terms thereof.

  In any case, acceptance of the Venezuelan Offer shall be irrevocable from the Expiration Date, unless the Venezuelan Offer has been extended according to the terms thereof.

  In order for the revocation to be effective, the Share Receiving Agent must receive on or before the Expiration Date, at the addresses mentioned in
  Section 7.e(ii) herein, a withdrawal notice granted by the person who signed the Share Letter of Transmittal and authenticated, or granted before the offices appointed by the Share Receiving Agent. The number of Shares related to the revocation must be

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

  mentioned in such notice. Revocation of tender shall not prevent the shareholder from accepting again, on or before the Expiration Date, the Venezuelan Offer, following the procedure herein described.

  f.Commitment of the Purchaser to pay all the expenses related to the acceptance.

  Purchaser shall bear all the expenses related to the acceptance of the Venezuelan Offer, under the terms and conditions hereof and pursuant to the Regulations.

   The Power of Attorney and Venezuelan Offer Tender Form, as well as any other document that must be submitted with it, may be submitted to the Share Receiving Agent, at the offices mentioned in Section 7.e(ii) hereof.

                           The Agent in Venezuela is:

                         Provincial Casa de Bolsa, C.A.
                       Avenida Este 0 con Avenida Vollmer
                     Centro Financiero Provincial, Piso 14
                                 San Bernardino
                            Caracas 1010, Venezuela
                        Mail: casa bolsa@provincial.com
                              Telephone: 504-5911
                                 Fax: 504-5378

               The Financial Advisor of the Venezuelan Offer is:

                  JPMorgan a division of Chase Securities Inc.

                     The Venezuelan Offer Legal Advisor is:

                      D'Empaire Reyna Bermudez & Asociados
                           Edificio Bancaracas, P.H.
                              Plaza La Castellana
                            Caracas 1160, Venezuela
                              Telephone: 264-6244
                                 Fax: 264-7543
                               www.drbalegal.com

                                                                         ANNEXES


                            [ALL ANNEX MATERIALS TO
                             BE FILED BY AMENDMENT
                                TO SCHEDULE TO]